Exhibit 4.24

UNDERTAKING AGREEMENT

dated as of

December 17, 2003

by

EQUISTAR CHEMICALS, LP

i

SCHEDULE 2.04	—	Subsidiaries
SCHEDULE 2.05	—	Insurance
SCHEDULE 4.05	—	Restrictive Agreements
SCHEDULE 4.10	—	Outstanding Indebtedness (as of the Closing Date)
SCHEDULE 4.12	—	Existing Investments

ii

UNDERTAKING AGREEMENT dated as of December 17, 2003 by EQUISTAR CHEMICALS, LP in favor of the Purchasers, as defined in the Receivables Purchase Agreement referred to below, and Citicorp USA, Inc. (“CUSA”), as administrative agent (the “Agent”) thereunder.

RECITALS

Equistar Chemicals, LP, a Delaware limited partnership (“Equistar”), owns, directly or indirectly, all of the issued and outstanding membership interests of Equistar Receivables II, LLC, a Delaware limited liability company (the “Seller”), and, to the extent there are Originators (as defined in the Receivables Purchase Agreement) other than Equistar, will own all of the issued and outstanding equity interests in each of such other Originators.

The Seller, as buyer, and Equistar and the other Originators (if any), as sellers (and, in the case of Equistar, as buyer’s servicer), have entered into a Receivables Sale Agreement dated as of the date hereof (the “Receivables Sale Agreement”), pursuant to which Equistar and such other Originators sell and transfer all Seller Receivables (as defined in the Receivables Sale Agreement) originated by such Originator, together with certain related assets (including collections), to the Seller.

The Seller and Equistar, as initial Servicer, have entered into a Receivables Purchase Agreement dated as of the date hereof (the “Receivables Purchase Agreement”) with the banks and other financial institutions listed on the signature pages thereof, CUSA and Bank of America, as co-asset agents, and CUSA, as Agent. Pursuant to the Receivables Purchase Agreement, the Seller may sell to one or more of the Purchasers, as the case may be, undivided percentage ownership interests in Receivables and related assets that were acquired by the Seller from the Originators.

The Agent and the Purchasers have requested that Equistar provide, and Equistar is willing to provide, certain additional assurances, as set forth herein, as to the ability of Equistar to perform its obligations, as Originator and as Servicer, under the Transaction Documents (as defined in the Receivables Purchase Agreement) and as to the ability of any other Originator to perform its obligations as Originator under the Receivables Sale Agreement, and it is therefore a condition precedent to the effectiveness of the Receivables Purchase Agreement that Equistar shall have executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the premises, and the substantial direct and indirect benefits to Equistar from the financing arrangements contemplated by the Receivables Purchase Agreement and the Receivables Sale Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, Equistar hereby agrees as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) Terms defined in the Receivables Purchase Agreement and not otherwise defined in Section 1.01(b), have, as used herein, the respective meanings provided for therein.

(b) The following terms, as used herein, have the following meanings:

“ABF Loan Party” shall mean a “Loan Party” as defined in the ABF Agreement.

“Asset Sale” shall mean any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by Equistar or any of its Subsidiaries of any asset, whether or not involving a capital lease, but excluding (i) dispositions of inventory or equipment in the ordinary course of business, (ii) dispositions of Temporary Cash Investments and cash payments otherwise permitted under this Agreement (including Permitted Dividends), (iii) dispositions to Equistar or a Subsidiary of Equistar, (iv) dispositions constituting mergers or consolidations permitted by Section 4.03(a), (v) dispositions constituting Investments permitted by Section 4.12 (except as provided below), (vi) dispositions of any fixed or capital asset pursuant to a Sale/Leaseback Transaction, (vii) dispositions constituting Liens permitted by Section 4.01 and (viii) dispositions pursuant to the Transaction Documents.

“Business Acquisition” shall mean (i) an Investment by Equistar or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with Equistar or any of its Subsidiaries or (ii) an acquisition by Equistar or any of its Subsidiaries of the property and assets of any Person (other than Equistar or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person. The formation by Equistar or any of its Subsidiaries of a new Subsidiary shall not, in and of itself, constitute a Business Acquisition.

“Capital Expenditures” shall mean, for Equistar and its Consolidated Subsidiaries for any fiscal year, the aggregate cash expenditures for property, plant and equipment of Equistar and its Consolidated Subsidiaries for such fiscal year, as the same are (or would in accordance with GAAP be) set forth in a statement of cash flows of such Person for such fiscal year; provided that “Capital Expenditures” shall exclude (i) expenditures of property and casualty insurance or any award or other compensation with respect to any condemnations of property (or any transfer or disposition of property in lieu of condemnation) and related insurance deductibles, (ii) capital expenditures resulting from the acquisition of rolling stock and related accessories, additions, improvements, parts and replacements leased by Equistar and/or its Consolidated Subsidiaries under railcar operating leases at September 30, 2003 and (iii) Business Acquisitions.

“Consolidated Net Tangible Assets” shall mean the total amount of assets of Equistar and its Consolidated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) all goodwill, tradenames, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent consolidated financial statements of Equistar delivered to the Lenders pursuant to Section 3.1(d) or 5.5 of the Receivables Purchase Agreement and computed in accordance with GAAP.

“EBITDA” shall mean, with respect to Equistar and its Consolidated Subsidiaries for any period, Net Income for such period plus, to the extent deducted in determining such Net Income and without duplication, (x)(i) interest expense (and, to the extent not otherwise included in interest expense, all Yield accrued in respect of the Receivable Interests), income tax expense and depreciation, amortization and other similar non-cash charges and (ii) asset write-downs and other restructuring charges which are not cash costs, in each case for such period, and, in the case of non-cash charges, not exceeding $250,000,000 in the aggregate, and (y) any gain or loss realized for such period in connection with Asset Sales or other dispositions not in the ordinary course of business; provided that, in the case of clause (x)(ii), if any such charge represents a cash payment in any future period, such cash payment shall be deducted when calculating EBITDA for such future period.

“Environmental and Safety Laws” shall have the meaning assigned to such term in Section 2.02.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Equistar or any Subsidiary directly or indirectly which arise under or relate to matters covered by Environmental and Safety Laws.

“Equistar Funding” shall mean Equistar Funding Corporation, a Delaware corporation, and its successors.

“Equistar GP” shall mean any general partner of Equistar.

“Equity Refinancing” shall mean the repurchase, redemption, retirement or other acquisition by Equistar of Equity Interests in Equistar, an Affiliate of Equistar or a Joint Venture (or the acquisition of any outstanding Equity Interests of a Person, the majority of whose assets are Equity Interests) exclusively in exchange for, or out of the net cash proceeds of a substantially contemporaneous issuance by Equistar of, Equity Interests in Equistar which do not constitute Indebtedness (including a capital contribution in respect of such Equity Interests).

“Foreign Subsidiary” shall mean any Subsidiary organized under the laws of a jurisdiction, and conducting substantially all its operations, outside the United States of America.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes and including all substances or wastes of any nature regulated pursuant to any Environmental and Safety Laws.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Interest Coverage Ratio” shall mean the ratio of EBITDA to Net Interest Expense for Equistar and its Consolidated Subsidiaries, determined on a consolidated basis and calculated to exclude interest expense in the form of additional pay-in-kind interest required to be paid to holders of notes under the 2001 Indenture, the 2003 Indenture or any future indentures that provide for pay-in-kind interest similar to the additional pay-in-kind interest paid to holders issued under the 2001 Indenture and the 2003 Indenture in connection with the making of a Permitted Dividend, in each case, to the extent such interest expense is not paid or required to be paid in cash during the relevant period.

“Net Income” shall mean, with respect to Equistar and its Consolidated Subsidiaries for any period, the net income of Equistar and its Consolidated Subsidiaries for such period, adjusted to exclude the effect of any extraordinary items of gain or loss.

“Net Interest Expense” shall mean, with respect to Equistar and its Consolidated Subsidiaries for any period, (a) the interest expense of Equistar and its Consolidated Subsidiaries, including, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments due under any Capitalized Lease Obligation allocable to interest expense and (iv) to the extent not otherwise included in such interest expense, all Yield accrued in respect of the Receivable Interests, less (b) the amount of interest income of Equistar and its Consolidated Subsidiaries for such period, in each case determined on a consolidated basis. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Equistar and its Consolidated Subsidiaries with respect to interest rate protection agreements entered into as a hedge against interest rate exposure.

“Permitted Business” shall mean the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Refinancing” shall mean an incurrence of Indebtedness to the extent the proceeds thereof are applied to refinance Indebtedness of Equistar or a Subsidiary (and to pay related fees and expenses); provided that (x) the Indebtedness so incurred shall mature no earlier than 91 days after the Termination Date and no payment, prepayment, redemption or repurchase of the principal amount thereof shall be required by the terms thereof on or prior to 91 days after the Termination Date (other than on terms no less favorable to Equistar or such Subsidiary than the corresponding terms governing the 2001 Indenture (as in effect on the Closing Date, whether or not such Indenture is in effect at the time in question)) and (y) the material covenants and defaults in the agreements governing such Indebtedness shall be no less favorable to Equistar and its Subsidiaries than the terms of the 2001 Indenture (as in effect on the Closing Date, whether or not such Indenture is in effect at the time in question).

“Receivables Fees” shall have the meaning assigned to such term in the Indentures (as in effect on the Closing Date, whether or not any such Indenture is in effect at the time in question).

“Sale/Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby Equistar or any Subsidiary shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Temporary Cash Investment” shall mean any Investment in (a) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) demand deposits, time deposits and certificates of deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any State thereof having capital, surplus and undivided profits in excess of $250 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least P-1 by Moody’s and A-1 by S&P or, if such commercial paper is rated by only one such agency, at least such rating from such agency, (e) investments in any Dollar denominated money market fund as defined by Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 and (f) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

Section 1.02. Accounting Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if Equistar notifies the Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies Equistar that the Required Purchasers request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) In the event of any future material acquisition or disposition of assets by Equistar and its Subsidiaries, determinations of EBITDA in respect of any period of four consecutive fiscal quarters shall be made on a pro forma basis as if such transaction had been consummated on the first day of such period.

Section 1.03. Terms Generally. Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles and Schedules made herein are to Sections, Articles or Schedules, as the case may be, of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Equistar represents and warrants that:

Section 2.01. Financial Projections. With respect to the financial projections most recently delivered pursuant to Section 3.04(b) of this Agreement, such financial projections have been prepared in good faith on the basis of assumptions believed at the time of their preparation and delivery by Equistar in good faith to be reasonable in light of the then current and reasonably foreseeable business conditions of Equistar and its Subsidiaries existing at the time of preparation thereof, it being understood by the Agent and the Purchasers that actual results will likely vary from the projected results set forth therein.

Section 2.02. Environmental and Safety Matters. Equistar and each of its Subsidiaries and the businesses conducted by them have complied in all respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings, regulations and agreements and governmental restrictions relating to the environment or to protection of the environment or to employee health and safety (“Environmental and Safety Laws”) except for violations that either alone or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Neither Equistar nor any of its Subsidiaries manages or handles any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated by Environmental and Safety Laws in violation of such Environmental and Safety Laws where such violation could reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect. To the best of its knowledge, neither Equistar nor any of its Subsidiaries has any liabilities or contingent liabilities relating to environmental or employee health and safety matters which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 2.03. Title to Properties. Equistar and each Subsidiary has good and, in the case of real property, marketable or indefeasible title to, or valid leasehold interests in or other rights to use, all its material assets and properties, except for such assets and properties as are no longer being used or useful in the conduct of its businesses or have been disposed of as permitted by the terms of this Agreement and except for defects in title and exceptions that either alone or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. All such material assets and properties of Equistar and its Material Subsidiaries are free and clear of all Liens other than those permitted by Section 4.01.

Section 2.04. Subsidiaries. Schedule 2.04 sets forth the name of, and the ownership interest of Equistar in each Material Subsidiary and each other Subsidiary of Equistar as of the Closing Date.

Section 2.05. Insurance. Schedule 2.05 sets forth a description of all insurance maintained by or on behalf of Equistar and its Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance currently due have been paid.

Section 2.06. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Equistar or any Subsidiary pending or, to the knowledge of Equistar, threatened.

Section 2.07. Solvency. Both before and after giving effect to (i) each Purchase to be made under the Receivables Purchase Agreement on the Closing Date and on the date of each other Purchase, (ii) the disbursement of the proceeds of any Capital Investment, (iii) the consummation of each other transaction contemplated by the Transaction Documents, (iv) the consummation of the transactions contemplated by the ABF Agreement and the ABF Collateral Documents and (v) the payment and accrual of all transaction costs in connection with the foregoing, Equistar and each other Transaction Party, individually and taken as a whole, is Solvent.

ARTICLE 3

AFFIRMATIVE COVENANTS

Equistar agrees that:

Section 3.01. Existence. It will cause each of its Material Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted by Section 4.03.

Section 3.02. Business and Properties. Except as otherwise permitted by Section 4.03 or to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, it will cause each of its Material Subsidiaries, at all times, to (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

Section 3.03. Maintenance of Insurance. It will, and will cause each of its Material Subsidiaries to maintain insurance consistent with the insurance maintained on the date hereof or otherwise consistent with general practices in effect from time to time in Equistar’s industry, in either case to the extent available to Equistar and its Material Subsidiaries on commercially reasonable terms, and furnish to the Agent upon request information in reasonable detail as to the insurance so carried.

Section 3.04. Financial Projections, Reports, Etc. It will furnish to the Agent for distribution to the Purchasers:

(a) Concurrently with the financial statements delivered pursuant to Section 5.5(b) and Section 5.5(c) of the Receivables Purchase Agreement, a

certificate of a Principal Financial Officer, certifying compliance, as of the dates of the financial statements being furnished at such time and for the periods then ended, with the covenants set forth in Section 4.01 and 4.10 and demonstrating compliance with the covenant set forth in Section 4.02, when applicable, and the provisions of Section 7.1(l) of the Receivables Purchase Agreement.;

(b) Not later than the earlier of (i) 15 days after Equistar has received the approval of its Partnership Governance Committee and (ii) 30 days after the commencement of each Fiscal Year, the Annual Plan. For purposes hereof, “Annual Plan” shall mean, for any Fiscal Year before the Termination Date, the financial projections of Equistar and its Subsidiaries for such Fiscal Year prepared by management of Equistar for approval of the Partnership Governance Committee and substantially in the form heretofore provided to the Agent pursuant to 3.1(d)(iii) of the Receivables Purchase Agreement.

Section 3.05. Books of Accounts; Examination of Records; Audits. It will, and will cause each of its Material Subsidiaries to, keep and maintain proper books of record and account and a system of accounting established and administered in accordance with sound business practice and adequate to permit the preparation of the financial statements required to be delivered under Section 5.5 of the Receivables Purchase Agreement, and, subject to the provisions of Sections 5.1(f)(i) and 5.4(f)(i) of the Receivables Purchase Agreement, upon reasonable notice permit representatives of the Agent to have access to such books of record and account and the premises of Equistar or any Subsidiary at reasonable times and to make such excerpts from such books of record and account as such representatives reasonably deem necessary in connection with their evaluation of the ability of the Transaction Parties to perform their respective obligations under the Transaction Documents.

Section 3.06. Compliance with Laws, Etc. It will cause each of its Material Subsidiaries to comply with all applicable laws, rules and regulations, and all orders of any Governmental Authority applicable to it or any of its property, business, operations or transactions to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.

Section 3.07. Environmental Compliance. It will, and will cause each of its Material Subsidiaries to, comply with all Environmental and Safety Laws, except where the failure so to comply could not reasonably be expected to result in a Material Adverse Effect, and provide prompt written notice to the Agent following the receipt of any notice of any violation of any Environmental and Safety Laws from any Federal, state or local Governmental Authority or any other complaint or other written claim from any Person with respect to any Environmental Liability, in each case, which could reasonably be expected to result in liability or expenses in excess of $20,000,000.

ARTICLE 4

NEGATIVE COVENANTS

Equistar covenants and agrees that it will not, and will not permit any of its Material Subsidiaries, either directly or indirectly, to:

Section 4.01. Liens. Incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

(a) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workmen’s compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security benefits and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(b) Liens securing the performance of bids, tenders, leases, government contracts, other contracts (other than for Indebtedness), statutory and regulatory obligations, surety, customs bonds and other obligations of a like nature, incurred as an incident to and in the ordinary course of business;

(c) Liens encumbering pipelines or pipeline facilities that arise by operation of law, and other Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings as to which Equistar or any such Subsidiary, as the case may be, shall have, to the extent required by GAAP, set aside on its books adequate reserves;

(d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which Equistar or any such Subsidiary, as the case may be, shall have, to the extent required by GAAP, set aside on its books adequate reserves;

(e) (i) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property, minor irregularities of title and similar encumbrances incurred or suffered in the ordinary course of business (and with respect to leasehold interests, the interest of the landlord or owner in the leased property and mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) and (ii) licenses or leases of patents, copyrights, trademarks, tradenames and other intellectual property, which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(f) Liens (including the interest of a lessor under a capital lease) upon any real property or equipment (including general intangibles and proceeds related thereto) acquired (by merger or otherwise), constructed or improved by Equistar or any Material Subsidiary which are created or incurred prior to or within 180 days after such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such real property or equipment or the cost of such construction or improvement (including any Indebtedness incurred to finance such purchase, improvement or construction cost), including carrying costs (but no additional amounts); provided that any such Lien shall not apply to any other property of Equistar or any Material Subsidiary;

(g) Liens on property existing at the time such property is acquired (by merger or otherwise) by Equistar or any Material Subsidiary (provided that such Liens do not apply to any other property of Equistar or any Material Subsidiary and such Liens and the obligations secured thereby were not created in contemplation of the acquisition by Equistar or such Material Subsidiary of such property) and Liens on property of any Person at the time such Person becomes a Material Subsidiary (provided that such Liens do not apply to any other property of Equistar or any Material Subsidiary and such Liens and the obligations secured thereby (other than any Liens on real property or equipment and the obligations secured thereby) were not created in contemplation of such Material Subsidiary’s acquisition of such property or of such Person becoming a Material Subsidiary);

(h) Liens on the property or assets of any Material Subsidiary in favor of Equistar or any Subsidiary;

(i) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Equistar or any of its Material Subsidiaries (which defeasance is otherwise permitted under this Agreement) having an aggregate principal amount at any one time outstanding not to exceed $25,000,000;

(j) Liens created by the Transaction Documents;

(k) extensions, renewals and replacements of Liens referred to in clauses (a) through (i) above; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(l) prejudgment Liens which are being contested in good faith by appropriate proceedings;

(m) judgment Liens which are being contested in good faith by appropriate proceedings and Liens securing appeal or similar surety bonds therefor; provided that (i) no Event of Default exists under Section 7.1(k) of the Receivables Purchase Agreement relating thereto and (ii) the aggregate amount secured by such Liens does not exceed $20,000,000 (exclusive of Liens securing judgments covered by (x) insurance in respect of which the carrier has not contested coverage or (y) appeal or similar surety bonds);

(n) licenses, leases or subleases granted to others (other than those described in clause (e)) and Liens arising under capacity reservation or similar agreements, in each case to the extent that any of the foregoing do not materially interfere with the ordinary course of business of Equistar and its Subsidiaries;

(o) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of Equistar and the Subsidiaries (but in any event not securing Indebtedness), to the extent such dispositions are permitted hereunder and such Liens relate only to the assets or properties to be disposed of;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) customary Liens not encumbering Eligible Inventory in favor of issuers of documentary letters of credit;

(r) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights in favor of counterparties securing Indebtedness under Hedging Agreements;

(s) Liens arising under any Sale/Leaseback Transaction; provided that any such Lien shall be limited to the assets subject to such Sale/Leaseback Transaction and shall not encumber any Collateral;

(t) Liens arising in connection with the pledge of any Equity Interests in any joint venture (that is not a Material Subsidiary) or any Subsidiary (other than a Material Subsidiary) to secure Non-Recourse Debt of such joint venture or Subsidiary, which pledge is made by a Material Subsidiary the activities of which are limited to making and managing Investments, and owning Equity Interests, in such joint venture or Subsidiary, but only for so long as its activities are so limited. For purposes hereof, “Non-Recourse Debt” shall mean Indebtedness as to which (i) the lenders will not, pursuant to the terms in the agreements governing such Indebtedness, have any recourse to the stock or assets of Equistar or any Material

Subsidiary, other than Equity Interests of a joint venture that is not a Material Subsidiary or a Subsidiary that is not a Material Subsidiary pledged by Equistar or any Material Subsidiary as contemplated in the preceding sentence and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of Equistar or any Material Subsidiary or give any rights to or in other assets of Equistar or any Material Subsidiary;

(u) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Code;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Equistar or any Material Subsidiary in the ordinary course of business in accordance with industry practice;

(w) Liens on assets under construction securing progress or partial payments not constituting Indebtedness by a customer of Equistar or any Material Subsidiary relating to such assets;

(x) the interest of a lessor or licensor under an operating lease or license under which Equistar or any Material Subsidiary are lessee, sublessee or licensee, including protective financing statement filings;

(y) Liens created under the ABF Collateral Documents; and

(z) Liens on assets other than the Receivables, Related Security, Collections and proceeds thereof which are “Permitted Liens,” as such term is defined in the Indentures (as in effect on the Closing Date, whether or not any such Indenture is in effect at the time in question), and not otherwise permitted under this Section 4.01;

provided that, except for the Liens referred to in Sections 4.01(o) and 4.01(y), none of the foregoing exceptions shall permit Equistar or any Material Subsidiary to incur, create, assume or permit to exist any consensual Lien on the capital stock owned by it of any Material Subsidiary.

Section 4.02. Interest Coverage Ratio. If for any period of four consecutive fiscal quarters ending on or after March 31, 2005, the Interest Coverage Ratio calculated as of the end of such four-quarter period is less than 2:00 to 1:00, then an Event of Termination shall occur under this Section 4.02 if there shall be a period of five consecutive Business Days ending at any time during the immediately following fiscal quarter during which Total Excess Availability is less than $100,000,000.

Section 4.03. Merger, Etc. (a) Consolidate with or merge into any other Person, or permit another Person to merge into it, except that, so long as at the time thereof and immediately after giving effect thereto no Potential Event of Termination or Event of Termination has occurred and is continuing, (A) any Subsidiary that is not a Transaction Party may be merged, liquidated or dissolved into any other Subsidiary that is not a Transaction Party, (B) any Subsidiary other than the Seller may be merged, liquidated or dissolved into Equistar or into any other Transaction Party (other than the Seller) in a transaction in which the surviving Person is Equistar or such Transaction Party, (C) any other Person that is not a Subsidiary may be merged into Equistar or any other Transaction Party (other than the Seller) in a transaction in which the surviving Person is Equistar or a wholly owned Transaction Party and, in the case of any transaction in which the consideration (other than equity interests of Equistar) paid by Equistar and the Material Subsidiaries has an aggregate value in excess of 10% of Consolidated Net Tangible Assets as of the most recently ended fiscal quarter, Equistar has submitted to the Agent calculations reasonably satisfactory to the Agent showing pro forma compliance with Section 4.02 and (D) any Subsidiary that is neither the Seller nor (after giving effect to such transaction) another Transaction Party may be merged, liquidated or dissolved in connection with an Asset Sale of such Subsidiary otherwise permitted hereunder.

(b) In the case of Equistar, sell or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis) to any other Person or Persons.

(c) Enter into any Asset Sale unless such Asset Sale is permitted by the Indentures (as in effect on the Closing Date, whether or not any such Indenture is in effect at the time in question); provided that this Section 4.03(c) shall apply to Asset Sales to Lyondell and its Subsidiaries only to the extent permitted by the Indentures.

Section 4.04. Organizational Documents; Change of Name; Change of Business. (a) Engage to any material extent in any business other than a Permitted Business; provided that Equistar and the Material Subsidiaries may engage in other businesses representing not more than 2% of Consolidated Net Tangible Assets of Equistar as shown on the most recent audited consolidated balance sheet of Equistar and its Consolidated Subsidiaries delivered pursuant to Section 5.5 of the Receivables Purchase Agreement; and provided further that a Material Subsidiary which was a Subsidiary before it became a Material Subsidiary may continue to engage in any business in which it was engaged at the time it became a Material Subsidiary.

(b) Permit Equistar Funding to hold any assets, become liable for any obligations or engage in any business activities; provided that Equistar Funding may be co-obligor with respect to Indebtedness of the Borrowers permitted under Section 4.10 and may engage in any activities directly related thereto or necessary in connection therewith.

Section 4.05. Restrictive Agreements. Enter into or permit to exist any agreement that restricts the ability of any Material Subsidiary to pay dividends or other distributions, or to make or repay loans or advances, to Equistar or, in the case of dividends, to any other Subsidiary owning capital stock of such Subsidiary; provided that the foregoing shall not apply to:

(a) customary restrictions and conditions contained in (i) any agreement relating to the sale of a Material Subsidiary, or all or substantially all of its assets, pending such sale or (ii) any agreement relating to secured Indebtedness permitted by this Agreement, if such restrictions or conditions apply only to such Subsidiary or to the property or assets securing such Indebtedness, as the case may be;

(b) customary provisions in leases and other contracts restricting the assignment thereof;

(c) restrictions and conditions existing with respect to any Person at the time it becomes a Material Subsidiary and not created in contemplation of such Person becoming a Material Subsidiary, which restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person becoming a Material Subsidiary;

(d) existing agreements as in effect on the Closing Date and listed on Schedule 4.05;

(e) restrictions arising under applicable law;

(f) restrictions contained in agreements governing Indebtedness permitted hereunder which restrictions are not materially less favorable to Equistar and its Subsidiaries than the terms of the 2001 Indenture (as in effect on the Closing Date, whether or not such Indenture is in effect at the time in question) and restrictions in Section 4.11 on dividends and distributions by a Subsidiary to Equistar or another Subsidiary;

(g) in the case of a Material Subsidiary that is a joint venture, customary restrictions on such Material Subsidiary contained in its joint venture agreement, which restrictions are consistent with the past practice of Equistar and members of the Existing Control Group (as conclusively evidenced by a resolution of the Partnership Governance Committee); or

(h) restrictions under the Transaction Documents.

Section 4.06. Business Acquisitions. Make any Business Acquisition unless after giving effect thereto, the aggregate cash consideration paid by Equistar and its Consolidated Subsidiaries for all Business Acquisitions consummated in any Fiscal Year would not exceed the sum of (i) $25,000,000 plus (ii) the net cash proceeds of any substantially contemporaneous issuance of

Equity Interests by Equistar which do not constitute Indebtedness (including a capital contribution in respect of such Equity Interests) for the purpose of financing a particular Business Acquisition.

Section 4.07. Affiliate Transactions. Directly or indirectly (a) pay any funds to or for the account of any Affiliate, (b) make any investment in any Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise), (c) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Affiliate, or (d) participate in, or effect, any transaction with any Affiliate, except on terms that are no less favorable to Equistar or such Material Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit:

(i) any transaction not involving the Seller between (x) a Transaction Party and another Transaction Party or (y) Equistar and a Subsidiary, or a Subsidiary and another Subsidiary;

(ii) any Asset Sale to Lyondell or a Subsidiary of Lyondell permitted by Section 4.03(c), any payment permitted by Section 4.09(c)(ii), any dividend, distribution or other payment in respect of Equity Interests permitted by Section 4.11 or any Investment permitted by Section 4.12;

(iii) any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class;

(iv) transactions or payments pursuant to any employment agreement or employee, officer or director benefit plans or arrangements entered into by Equistar or any Subsidiary in the ordinary course of business;

(v) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Equistar or any Subsidiary;

(vi) transactions in connection with the Transaction Documents; and

(vii) transactions entered into by a Person prior to the time such Person becomes a Material Subsidiary and not entered into in contemplation of such Person becoming a Material Subsidiary.

Section 4.08. Hedging Agreements. Enter into any transaction involving Hedging Agreements, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Equistar or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (as determined by a Principal Financial Officer in the exercise of his or her good faith business judgment).

Section 4.09. Prepayment of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that Equistar or any Material Subsidiary may:

(a) prepay any obligations under the ABF Agreement in accordance with the terms of the ABF Agreement;

(b) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness;

(c) prepay any Indebtedness payable to (i) a Equistar or a Subsidiary or (ii) Lyondell or a subsidiary of Lyondell, including any “JV Subsidiary” as defined in the Amended and Restated Credit Agreement among Lyondell and the lenders and agents party thereto dated as of June 27, 2002;

(d) make prepayments which are part of a Permitted Refinancing;

(e) pay off the railcar lease obligation identified as item              on Schedule 4.10;

(f) prepay or redeem other Indebtedness with the net cash proceeds of (i) a substantially contemporaneous issuance by Equistar of Equity Interests which do not constitute Indebtedness (including a capital contribution in respect of such Equity Interests) or (ii) voluntary or involuntary dispositions of assets (other than Receivables, Related Security, Collections and Restricted Accounts) by Equistar and its Subsidiaries; and

(g) prepay or redeem any other Indebtedness provided that before and after giving effect to such prepayment the daily average Total Excess Availability for the period of 30 consecutive calendar days then ended (calculated on a pro forma basis) is not less than $100,000,000;

provided that in no event shall Equistar or any Material Subsidiary make any payment in respect of any Indebtedness which is by its terms subordinated to the Obligations which payment is prohibited by the subordination provisions governing such Indebtedness.

Section 4.10. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for the following:

(a) Indebtedness under the ABF Agreement and the ABF Collateral Documents;

(b) Indebtedness and railcar lease obligations existing on the date of this Agreement and disclosed on Schedule 4.10;

(c) Guarantees in respect of Indebtedness permitted by this Section 4.10;

(d) Capitalized Lease Obligations and purchase money Indebtedness incurred to finance the acquisition of fixed assets; provided, however, that the Capital Expenditures related thereto is otherwise permitted hereunder and that the aggregate outstanding principal amount of all such Capitalized Lease Obligations and purchase money Indebtedness shall not exceed $50,000,000 at any time;

(e) obligations arising under the Transaction Documents;

(f) Indebtedness represented by industrial revenue bonds to finance capital expenditures incurred to reduce NOx emissions in the Houston/Galveston region pursuant to a Texas Natural Resource Conservation Commission plan;

(g) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b), (d), (e) or (f) above or this clause (g); provided, however, that any such renewal, extension, refinancing or refunding is (i) in an aggregate principal amount not greater than the principal amount (excluding premium, if any, and costs of issuance) of, and (ii) on terms no less favorable taken as a whole to Equistar and its Material Subsidiaries than, and having a remaining weighted average life to maturity no shorter than, the Indebtedness being renewed, extended, refinanced or refunded;

(h) Indebtedness owing to any Transaction Party or any ABF Loan Party;

(i) Indebtedness represented by standby letters of credit, trade letters of credit or documentary letters of credit, in each case incurred in the ordinary course of business of Equistar and in an aggregate principal or face amount not to exceed $20,000,000 at any time; and

(j) Indebtedness permitted by the Indentures (as in effect on the Closing Date, whether or not any such Indenture is in effect at the time in question) and not otherwise permitted under this Section 4.10.

Section 4.11. Restricted Payments. Declare or pay any dividend or make any distribution on account of its or such Material Subsidiary’s Equity Interests (other than a dividend or distribution paid by a Subsidiary to Equistar or another Subsidiary or, if paid by a Subsidiary which is not directly or indirectly wholly owned by Equistar, ratably to all holders of a class or series of Equity Interests in such non-wholly-owned Subsidiary or on a basis more favorable to a Transaction Party) or purchase, redeem or otherwise acquire or retire for value any Equity Interests of Equistar or any Affiliate of Equistar that controls Equistar, except to the extent that, both before and after giving effect to such dividend, distribution, purchase, redemption, acquisition or retirement, (i) except in the case of a Permitted Dividend, an Equity Refinancing or distributions or payments of Receivables Fees, the daily average Total Excess Availability exceeds $100,000,000 for the period of 30 consecutive calendar days then ended and (ii) no Default would occur and be continuing (provided that this clause (ii) of Section 4.11 shall apply to Permitted Dividends only to the extent permitted by the Indentures). It is understood that distributions by any Subsidiary or Joint Venture of chemicals to a holder of Equity Interests of such Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into a connection with the establishment of such Joint Venture or Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis (or pursuant to a provision that imposes a substantially equivalent requirements) are not subject to the foregoing limitations.

Section 4.12. Restricted Investments. Make, acquire or hold any Investment other than (i) Investments existing on the Closing Date and set forth in Schedule 4.12, (ii) Investments in Subsidiaries permitted by the Indentures (as in effect on the Closing Date, whether or not any such Indenture is in effect at the time in question), (iii) Investments permitted by Section 4.06, (iv) Investments in any Joint Venture Subsidiary permitted by the Indentures (as in effect on the Closing Date whether or not such Indenture is in effect at the time in question), (v) Investments represented by amounts in deposit accounts or securities accounts required to be maintained under the “control” (as defined in the UCC) of the ABF Administrative Agent under the ABF Collateral Documents or under the “control” of the Agent, (vi) Investments made, acquired or held in the ordinary course of business, (vii) Investments in the Seller and (viii) Investments permitted by the Indentures (as in effect on the Closing Date, whether or not any such Indenture is in effect at the time in question).

Section 4.13. Capital Expenditures. For each Fiscal Year, the Capital Expenditures of Equistar and its Consolidated Subsidiaries shall not exceed the applicable Limit Amount set forth in the table below, plus the amount, if any (not to exceed 10% of the Limit Amount, if any, for the immediately preceding Fiscal Year), by which their Capital Expenditures for the immediately preceding Fiscal Year is less than the Limit Amount for such Fiscal Year set forth below:

Fiscal Year	Limit Amount
2003	$125,000,000
2004	$200,000,000
2005 or thereafter	$250,000,000

ARTICLE 5

UNDERTAKING AS TO OTHER

ORIGINATORS AND SERVICER

Section 5.01. Unconditional Undertaking. Equistar hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of each of the Agent, and the Purchasers (collectively, the “Indemnified Parties”) to cause the due and punctual performance and observance by each of (a) the Servicer (so long as any Affiliate of Equistar is the Servicer) and (b) each of the other Originators, if any, in each case of clauses (a) and (b), of all of the terms, covenants, agreements, undertakings and other obligations on the part of the Servicer (so long as any Affiliate of Equistar is the Servicer) or each of the other Originators, as applicable, to be performed or observed under each of the Receivables Purchase Agreement, the Receivables Sale Agreement and the other Transaction Documents and any other documents delivered in connection therewith in accordance with the terms thereof, including, without limitation, the obligations to pay when due all monetary obligations of each of the Servicer (so long as any Affiliate of Equistar is the Servicer) and the other Originators now or hereafter existing under the Receivables Purchase Agreement, the Receivables Sale Agreement and the other Transaction Documents, whether for Collections received, deemed Collections, interest, indemnifications, fees, costs, expenses or otherwise (such terms, covenants, agreements, undertakings and other obligations being the “Obligations”) and undertakes and agrees to pay any and all expenses (including reasonable counsel fees and out-of-pocket expenses) incurred by the Indemnified Parties, or any of them, in enforcing its rights under this Agreement. In the event that the Servicer (so long as any Affiliate of Equistar is the Servicer) or any of the other Originators shall fail in any manner whatsoever to perform or observe any of its Obligations when the same shall be required to be performed or observed, then Equistar shall itself duly and punctually perform or observe, or cause to be duly and punctually performed and observed, such Obligation, and it shall not be a condition to the accrual of the obligation of Equistar hereunder to perform or observe any Obligation (or to cause the same to be performed or observed) that any Indemnified Party shall have first made any request of or demand upon or given any notice to the Servicer (so long as any Affiliate of Equistar is the Servicer) or any of the other Originators or any of their successors or assigns, or have instituted any action or proceeding against the Servicer (whether or not any Affiliate of Equistar is the Servicer) or any of the other Originators or any of their successors or assigns in respect thereof.

Section 5.02. Obligations Absolute. Equistar undertakes and agrees that the Obligations will be paid and performed strictly in accordance with the terms of the Transaction Documents and each other document delivered in connection therewith, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Indemnified Party with respect thereto. The obligations of Equistar under this Article 5 are independent of the Obligations, and a separate action or actions may be brought and prosecuted against Equistar to enforce the obligations under this Article 5, irrespective of whether any action is brought against the Servicer (if any Affiliate of Equistar is the Servicer) or any of the other Originators or whether the Servicer (if any Affiliate of Equistar is the Servicer) or any of the other Originators are joined in any such action or actions. The liability of Equistar under this Article 5 shall be irrevocable, absolute and unconditional irrespective of, and to the extent permitted by law, Equistar hereby irrevocably waives any defenses (except for any defenses arising or accruing as a result of the gross negligence or willful misconduct of any of the Indemnified Parties) it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Obligations or of any Pool Receivable, any Receivable Interest or any Related Security, or of any Transaction Document or any other document relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under the Transaction Documents or any other document relating thereto, or any other amendment or waiver of or any consent to departure from any Transaction Document or any other document relating thereto;

(c) any taking, exchange, release or nonperfection of or failure to transfer title to any asset or collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(d) any manner of application of any asset or collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any asset or collateral for all or any of the Obligations or any other obligations of the Servicer (whether or not any Affiliate of Equistar is the Servicer) or any of the Originators under the Transaction Documents or any other document relating thereto;

(e) any change, restructuring or termination of the structure or existence of the Servicer (whether or not any Affiliate of Equistar is the Servicer) or any of the other Originators;

(f) any failure of any Indemnified Party to disclose to Equistar any information relating to the financial condition, operations, properties or prospects of any of the other Originators now or in the future known to such Indemnified Party (Equistar waiving any duty on the part of such Indemnified Party to disclose such information);

(g) any impossibility or impracticality of performance, illegality, any act of any government, or any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Indemnified Party that might constitute a defense available to, or a discharge of, the Servicer (whether or not any Affiliate of Equistar is the Servicer) or any of the Originators or a guarantor of the Obligations; or

(h) any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 5.02.

Each of Equistar and, by its acceptance hereof, the Agent, the Purchasers and the other Indemnified Parties agrees that the obligations of Equistar under this Agreement, including Article 5 hereof, and any liability of Equistar in respect of its representations, warranties and agreements under this Agreement, do not constitute in any way (i) a guarantee of the obligations of the Seller under the Transaction Documents or (ii) any agreement to indemnify or hold harmless any Indemnified Party from and against any failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from such Obligor’s financial inability to pay such amounts.

The provisions of this Article 5 shall continue to be effective or be reinstated, as the case may be, if any time (x) any payment in connection with any of the Obligations is rescinded or must otherwise be returned by any Indemnified Party, or (y) any performance or observance of any Obligation is rescinded or otherwise invalidated, upon the insolvency, bankruptcy or reorganization of the Servicer (if any Affiliate of Equistar is the Servicer) or any of the other Originators or otherwise, all as though payment had not been made or as though such Obligation had not been performed or observed.

Section 5.03. Waivers And Acknowledgments. (a) To the extent permitted by applicable law, Equistar hereby waives promptness, diligence, notice of acceptance and any other notice (except to the extent that such other notice is expressly required to be given to Equistar by any Indemnified Party pursuant to any other Transaction Document) with respect to any of the Obligations and this Agreement and any other document related thereto, and any requirement that any Indemnified Party protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Servicer (whether or not any Affiliate of Equistar is the Servicer) or any of the other Originators or any other Person or any asset or collateral.

(b) Equistar hereby waives any right to revoke this Agreement, and acknowledges that this Agreement is continuing in nature and applies to all Obligations whether existing now or in the future.

Section 5.04. Subrogation. Equistar shall not exercise or assert any rights that it may now have or hereafter acquire against the Servicer (to the extent Equistar is not the Servicer), or any of the other Originators that arise from the existence, payment, performance or enforcement of Equistar’s obligations under this Agreement or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Indemnified Party against such Servicer or any of the other Originators or any asset or collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Servicer or any of the other Originators, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts in connection with the Obligations and all amounts payable under this Agreement shall have been paid in full and all other amounts payable to the Indemnified Parties under the Transaction Documents shall have been paid in full. If any amount shall be paid to Equistar in violation of the preceding sentence at any time prior to the later of (i) the payment in full of the Obligations and all other amounts payable under this Agreement and all amounts payable to the Indemnified Parties under the Transaction Documents and (ii) the Termination Date, such amount shall be held in trust for the benefit of the Indemnified Parties and shall forthwith be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Transaction Documents or to be held by the Agent as collateral security for any Obligations payable under this Agreement thereafter arising.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices. (a) All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including, with respect to Approved Electronic Communications, electronic mail), (i) to each of Equistar, the Agent and the Initial Purchasers, at its address set forth under its name on the signature pages of the Receivables Purchase Agreement or (ii) to each Purchaser other than the Initial Purchasers, at its address specified on the Assignment and Acceptance pursuant to which it became a Purchaser under the

Receivables Purchase Agreement or, in either case, at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein or in the Receivables Purchase Agreement.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 6.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 6.01.

(c) Notices and other communications hereunder not constituting Approved Electronic Communications may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent and Equistar; provided that approval of such procedures may be limited to particular notices or communications.

Section 6.02. No Waivers. No failure or delay by any Indemnified Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Equistar and consented by to the Required Purchasers (and, if the rights or duties of the Agent are affected thereby, by it).

Section 6.04. Continuing Agreement; Assignments under Receivables Purchase Agreement. This Agreement is a continuing agreement and shall, subject to the reinstatement provisions contained in Section 5.02, (a) remain in full force and effect until the later of (i) the payment and performance in full of the Obligations and the payment of all other amounts payable under this Agreement and (ii) the Termination Date, (b) be binding upon Equistar, its successors and permitted assigns, and (c) inure to the benefit of, and be enforceable by, the Indemnified Parties and each of their respective successors and permitted transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, (A) any Purchaser may assign all or any of its Receivables Interests under the Receivables Purchase Agreement in accordance with the terms thereof to any Eligible Assignee, and (B) the Agent may be replaced pursuant to the provisions the Receivables Purchase Agreement, and such Eligible Assignee, or such replacement Agent, shall thereupon become vested with all the benefits in respect thereof granted to such Purchaser, the Issuing Bank or the Agent, as the case may be, herein or otherwise.

Section 6.05. Successors. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Equistar may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Agent and the Purchasers.

Section 6.06. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. To the extent permitted by applicable law, Equistar hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Equistar irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on the date that the Agent shall have received counterparts hereof signed by Equistar (or receipt by the Agent in the form satisfactory to it of facsimile or other written confirmation from Equistar of execution of a counterpart hereof by Equistar).

Section 6.08. WAIVER OF JURY TRIAL. EQUISTAR AND, BY ACCEPTANCE HEREOF, THE AGENT, EACH PURCHASER AND EACH OTHER INDEMNIFIED PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATION TO THIS AGREEMENT OR THE ACTIONS OF THE AGENT OR ANY PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, Equistar has caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

EQUISTAR CHEMICALS, LP

By:	/s/ Karen A. Twitchell
	Name:	Karen A. Twitchell
	Title:	Principal Financial Officer
	Address:	1221 McKinney Street Suite 1600 Houston, TX 77010
	Facsimile:	(713) 652-4598

[Undertaking Agreement]